Exhibit 99.1

NEWS RELEASE

Gray Finishes 2023 In A Strong Position and Issues Positive Outlook for 2024

Atlanta, Georgia –February 23, 2024. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced strong financial results for the fourth quarter ended December 31, 2023, including total revenue of $864 million, which was in-line with the high end of our revenue guidance and total operating expenses (before depreciation, amortization, impairment and loss on disposal of assets) of $664 million, which was below the low end of our expense guidance for the quarter.

Gray continued to execute across its portfolio of high-quality television stations and digital platforms as it combines its market-leading local news with strong network programming to deliver unparalleled reach for advertisers. In the fourth quarter of 2023, Gray’s total revenue increased by $143 million or 20% compared to 2021, our most recent non-political year.

We are particularly pleased with the performance of our television stations during the quarter, whose core advertising revenue increased 2% on a year-over-year basis. We saw continued improvement in the automobile advertising category with a 16% year-over-year increase. In addition, political advertising revenues in a non-political year were relatively strong at $33 million.

In the fourth quarter, NBCUniversal completed its initial move-in activities and began its lease with us for the soundstages, offices, warehouses, mill spaces, parking and related facilities in our Assembly Studios real estate complex located in the Atlanta metro area. We are continuing to evaluate opportunities to maximize the value of the undeveloped portion of this unique real estate development. We currently anticipate that the mixed-use complex will be fully constructed by 2030. Based on current expectations, we anticipate capital expenditures of $52 million in 2024 to complete the studio complex and certain infrastructure projects at the complex.  In addition, we anticipate receiving $31 million of proceeds from certain incentive payments that reimburse us for a portion of prior and planned 2024 capital projects at the complex.

On February 8, 2024, we received $110 million in pre-tax cash proceeds from the closing of the previously announced sale of Broadcast Music, Inc. (“BMI”) to a shareholder group led by New Mountain Capital, LLC. $50 million of the net proceeds from the sale of BMI were used to pay in full the amount then outstanding under our Revolving Credit Facility. We intend to use the remaining proceeds for general corporate purposes.

On February 16, 2024, we completed the extension and upsizing of our revolving credit facility. Due to strong demand, our banking group increased their commitments to our revolving credit facilities to $625 million, which includes a new $552.5 million revolving credit facility maturing on December 31, 2027, and $72.5 million facility maturing on December 1, 2026.

On February 20, 2024, we announced that our Chief Financial Officer, Jim Ryan has notified us of his voluntary decision to transition into retirement after 2025. We also announced the hiring of Jeff Gignac, who currently serves as a Managing Director and Head of Media & Telecom Investment Banking at Wells Fargo Securities. Mr. Gignac will join us initially as Executive Vice President, Finance, on April 1, 2024, and he will step into Mr. Ryan’s role as Executive Vice President, Chief Financial Officer on July 1, 2024. Mr. Ryan will work closely with Mr. Gignac and our entire executive team until he retires at the end of 2025.

Summary of Fourth Quarter Operating Results

Operating Highlights (the respective 2023 periods reflect the “off-year” of the two-year political advertising cycle):

●

Total revenue was $864 million, a decrease of 19% from the fourth quarter of 2022, entirely as a result of the decrease in political advertising revenue in this off-year of the two-year political advertising cycle.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

●	Core Advertising Revenue was $415 million, an increase of 2% from the fourth quarter of 2022.

●	Retransmission revenue was $365 million, an increase of 3% from the fourth quarter of 2022.

●	Net loss attributable to common stockholders was $22 million, or $0.24 per share.

●	Broadcast Cash Flow was $245 million, a decrease of 49% from the fourth quarter of 2022, due primarily to the decrease in political advertising.

Other Key Metrics

●

As of December 31, 2023, our Total Leverage Ratio, Net of all Cash, was 5.60 times on a trailing eight-quarter basis, netting our total cash balance of $21 million and giving effect to all Transaction Related Expenses, which is calculated as set forth in our Senior Credit Facility.

●	Non-cash stock compensation was $6 million and $5 million during the fourth quarters of 2023 and 2022, respectively.

Taxes

●

During 2023 and 2022, we made aggregate federal and state income tax payments of $50 million and $180 million, respectively. Based on current forecasts, during 2024, we anticipate making income tax payments within a range of $190 million to $210 million.

●	As of December 31, 2023, we have an aggregate of $299 million of various state operating loss carryforwards, of which we expect that approximately one-third will be utilized.

●	During 2020, we carried back certain net operating losses, resulting in a refund of $21 million, excluding interest, that is outstanding.

Guidance for the Three-Months Ending March 31, 2024

Based on our current forecasts for the quarter ending March 31, 2024, we anticipate the following key financial results, as outlined below in approximate ranges. We present revenue net of agency commissions. We present operating expenses excluding depreciation, amortization and gain/loss on disposal of assets.

●	Revenue:
o	Total Core Revenue of $365 million to $375 million, up low to mid-single digit percentage increases.
■

In the three months ended March 31, 2024, we anticipate approximately $18 million of net revenue from the broadcast of the Super Bowl on our 49 CBS channels compared to an aggregate of $6 million of net revenue relating to the broadcast of the Super Bowl on our 27 FOX channels during the three months ended March 31, 2023.

o	Retransmission revenue of $375 million to $380 million.
o	Political revenue of $30 million to $33 million.
o	Production company revenue of $23 million to $24 million.
o	Total revenue of $810 million to $830 million.

●	Operating Expenses:
o	Broadcasting expenses of $585 million to $595 million, including retransmission expense of approximately $235 million and non-cash stock-based compensation expense of approximately $1 million.
o	Production company expenses of approximately $21 million to $22 million.
o	Corporate expenses of $35 million to $40 million, including non-cash stock-based compensation expense of approximately $4 million.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 2 of 11

Selected Operating Data (Unaudited)

	Three Months Ended December 31,
	2023	2022	% Change 2023 to 2022	2021	% Change 2023 to 2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$415	$406	2%	$359	16%
Political advertising	33	255	(87)%	20	65%
Retransmission consent	365	353	3%	294	24%
Other	19	21	(10)%	19	0%
Total broadcasting revenue	832	1,035	(20)%	692	20%
Production companies	32	37	(14)%	29	10%
Total revenue	$864	$1,072	(19)%	$721	20%

Operating expenses (1):
Broadcasting
Station expenses	$371	$343	8%	$274	35%
Retransmission expense	232	225	3%	171	36%
Transaction Related Expenses	-	1	(100)%	3	(100)%
Non-cash stock-based compensation	1	1	0%	1	0%
Total broadcasting expense	$604	$570	6%	$449	35%

Production companies	$27	$27	0%	$23	17%

Corporate and administrative
Corporate expenses	$28	$19	47%	$29	(3)%
Transaction Related Expenses	-	1	(100)%	52	(100)%
Non-cash stock-based compensation	5	4	25%	3	67%
Total corporate and administrative expense	$33	$24	38%	$84	(61)%

Net (loss) income	$(9)	$186	(105)%	$29	(131)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$245	$485	(49)%	$258	(5)%
Broadcast Cash Flow Less Cash Corporate Expenses	$216	$465	(54)%	$177	22%
Free Cash Flow (3)(4)	$43	$242	(82)%	$59	(27)%

	Year Ended December 31,
	2023	2022	% Change 2023 to 2022	2021	% Change 2023 to 2021
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$1,514	$1,496	1%	$1,190	27%
Political advertising	79	515	(85)%	44	80%
Retransmission consent	1,532	1,496	2%	1,049	46%
Other	70	76	(8)%	57	23%
Total broadcasting revenue	3,195	3,583	(11)%	2,340	37%
Production companies	86	93	(8)%	73	18%
Total revenue	$3,281	$3,676	(11)%	$2,413	36%

Operating expenses (1):
Broadcasting
Station expenses	$1,326	$1,252	6%	$928	43%
Retransmission expense	937	903	4%	615	52%
Transaction Related Expenses	-	6	(100)%	3	(100)%
Non-cash stock-based compensation	5	4	25%	2	150%
Total broadcasting expense	$2,268	$2,165	5%	$1,548	47%

Production companies	$115	$83	39%	$62	85%

Corporate and administrative
Corporate expenses	$97	$84	15%	$76	28%
Transaction Related Expenses	-	2	(100)%	71	(100)%
Non-cash stock-based compensation	15	18	(17)%	12	25%
Total corporate and administrative expense	$112	$104	8%	$159	(30)%

Net (loss) income	$(76)	$455	(117)%	$90	(184)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$912	$1,440	(37)%	$813	12%
Broadcast Cash Flow Less Cash Corporate Expenses	$815	$1,354	(40)%	$666	22%
Free Cash Flow (3)(4)	$141	$581	(76)%	$238	(41)%

1)	Excludes depreciation, amortization, impairment and loss (gain) on disposal of assets, net.
2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income (loss) included herein.
3)

Excludes deductions, net of reimbursements, for purchase of property, plant and equipment related to the Assembly Atlanta project of $3 million, $85 million and $18 million for the 2023, 2022 and 2021 three-month periods, respectively; and excludes $176 million, $264 million and $109 million for the 2023, 2022 and 2021 years, respectively.

4)	Excludes $17 million and $89 million of income tax payments in the 2021 three-month and full-year periods, respectively, related to our Acquisitions.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 3 of 11

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(in millions, except for net income per share data)
Revenue (less agency commissions):
Broadcasting	$832	$1,035	$3,195	$3,583
Production companies	32	37	86	93
Total revenue (less agency commissions)	864	1,072	3,281	3,676
Operating expenses before depreciation, amortization, impairment and gain on disposal of assets, net:
Broadcasting	604	570	2,268	2,165
Production companies	27	27	115	83
Corporate and administrative	33	24	112	104
Depreciation	39	33	145	129
Amortization of intangible assets	47	51	194	207
Impairment of goodwill and other intangible assets	-	-	43	-
Loss (gain) on disposal of assets, net	1	4	21	(2)
Operating expenses	751	709	2,898	2,686
Operating income	113	363	383	990
Other income (expense):
Miscellaneous income (expense), net	12	(1)	7	(4)
Impairment of investments	(21)	(18)	(29)	(18)
Interest expense	(116)	(100)	(440)	(354)
Loss on early extinguishment of debt	-	-	(3)	-
Income before income tax	(12)	244	(82)	614
Income tax (benefit) expense	(3)	58	(6)	159
Net income (loss)	(9)	186	(76)	455
Preferred stock dividends	13	13	52	52
Net (loss) income attributable to common stockholders	$(22)	$173	$(128)	$403

Basic per share information:
Net (loss) income attributable to common stockholders	$(0.24)	$1.90	$(1.39)	$4.38
Weighted-average shares outstanding	93	91	92	92

Diluted per share information:
Net (loss) income attributable to common stockholders	$(0.24)	$1.88	$(1.39)	$4.33
Weighted-average shares outstanding	93	92	92	93

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 4 of 11

Other Financial Data (Unaudited)

	Year Ended December 31,
	2023	2022
	(in millions)

Net cash provided by operating activities	$648	$829
Net cash used in investing activities	(291)	(503)
Net cash used in financing activities	(397)	(454)
Net decrease in cash	$(40)	$(128)

	As of December 31,
	2023	2022
	(in millions)

Cash	$21	$61
Long-term debt, including current portion, less deferred
financing costs	$6,160	$6,455
Series A Perpetual Preferred Stock	$650	$650
Borrowing availability under Revolving Credit Facility	$494	$496

The Company

We are a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets in the United States. Our television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 79 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. We also own video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 5 of 11

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future tax payments and utilization of various state operating loss carryforwards, future proceeds from Assembly Atlanta property sales, future proceeds from any quasi-governmental entities related to Assembly Atlanta and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our fourth quarter operating results on February 23, 2024. The call will begin at 11:00 a.m. Eastern Time. The live dial-in number is 1 (800) 285-6670. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 556-3470, Confirmation Code: 898476 until March 22, 2024.

Gray Contacts:

Web-site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 6 of 11

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

During 2020 and 2021, we completed several acquisition and divestiture transactions. As more fully described in our Form 10-K, to be filed with the Securities and Exchange Commission today, and in our prior disclosures, these transactions materially affected our operations. We refer to all television stations acquired or divested in these transactions as the “Acquisitions”. Related to the Acquisitions, we incurred certain specified transaction costs including legal, consulting, accounting, contract modification and employee-related expenses that we refer to as “Transaction Related Expenses”.

From time to time, we supplement our financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income or loss plus loss on early extinguishment of debt, non-cash corporate and administrative expenses, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Broadcast Transactions Related Expenses and broadcast other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income or loss plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense, Transaction Related Expenses, other adjustments, certain pension expenses, synergies and other adjustments less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income and contributions to pension plans.

We define Free Cash Flow as net income or loss, plus loss on early extinguishment of debt, non-cash stock-based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, any income tax expense, non-cash 401(k) expense, Transactions Related Expenses, broadcast other adjustments, certain pension expenses, synergies, other adjustments and amortization of deferred financing costs less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, pension income, contributions to pension plans, preferred and common dividends, purchase of property and equipment (net of reimbursements and certain defined purchases) and income taxes paid (net of any refunds).

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 7 of 11

Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on January 1, 2022. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash, by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash, represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow, as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 8 of 11

Reconciliation of Non-GAAP Terms (Unaudited):

	Three Months Ended
	December 31,
	2023	2022	2021

Net (loss) income	$(9)	$186	$29
Adjustments to reconcile from net (loss) income to
Free Cash Flow:
Depreciation	39	33	28
Amortization of intangible assets	47	51	36
Non-cash stock-based compensation	6	5	4
Non-cash 401(k) expense, excluding corporate portion	10	9	7
Loss (gain) on disposal of assets, net	1	4	(4)
Miscellaneous (income) expense, net	(12)	1	1
Impairment of investments	21	18	-
Interest expense	116	100	62
Income tax (benefit) expense	(3)	58	13
Amortization of program broadcast rights	8	12	12
Payments for program broadcast rights	(8)	(12)	(11)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	29	20	81
Broadcast Cash Flow	245	485	258
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(29)	(20)	(81)
Broadcast Cash Flow Less Cash Corporate Expenses	216	465	177
Pension income	(1)	(1)	-
Interest expense	(116)	(100)	(62)
Amortization of deferred financing costs	2	3	2
Preferred stock dividends	(13)	(13)	(13)
Common stock dividends	(8)	(7)	(8)
Purchase of property and equipment (1)	(30)	(53)	(35)
Reimbursements of property and equipment purchases (2)	-	-	1
Income taxes paid, net of refunds (3)	(7)	(52)	(3)
Free Cash Flow	$43	$242	$59

(1)	Excludes $29 million, $85 million and $18 million related to the Assembly Atlanta project in 2023, 2022 and 2021, respectively.
(2)	Excludes approximately $26 million related to the Assembly Atlanta project in 2023.
(3)	Excludes approximately $17 million of income tax payments in 2021, resulting from the divestitures of certain television stations related to our Acquisitions.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 9 of 11

Reconciliation of Non-GAAP Terms (Unaudited):

	Year Ended
	December 31,
	2023	2022	2021

Net (loss) income	$(76)	$455	$90
Adjustments to reconcile from net (loss) income to
Free Cash Flow:
Depreciation	145	129	104
Amortization of intangible assets	194	207	117
Impairment of goodwill and other intangible assets	43	-	-
Non-cash stock-based compensation	20	22	14
Non-cash 401(k) expense, excluding corporate portion	10	9	8
Loss (gain) on disposal of assets, net	21	(2)	42
Miscellaneous (income) expense, net	(7)	4	8
Impairment of investments	29	18	-
Interest expense	440	354	205
Loss on early extinguishment of debt	3	-	-
Income tax (benefit) expense	(6)	159	78
Amortization of program broadcast rights	37	48	38
Payments for program broadcast rights	(38)	(49)	(38)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	97	86	147
Broadcast Cash Flow	912	1,440	813
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(97)	(86)	(147)
Broadcast Cash Flow Less Cash Corporate Expenses	815	1,354	666
Pension income	(2)	(3)	-
Contributions to pension plans	(4)	(4)	(4)
Interest expense	(440)	(354)	(205)
Amortization of deferred financing costs	12	15	11
Preferred stock dividends	(52)	(52)	(52)
Common stock dividends	(30)	(30)	(31)
Purchase of property and equipment (1)	(108)	(172)	(98)
Reimbursements of property and equipment purchases (2)	-	7	11
Income taxes paid, net of refunds (3)	(50)	(180)	(60)
Free Cash Flow	$141	$581	$238

(1)	Excludes approximately $240 million, $264 million and $109 million related to the Assembly Atlanta project in 2023, 2022 and 2021, respectively.
(2)	Excludes approximately $64 million related to the Assembly Atlanta project in 2023.
(3)	Excludes $89 million of income tax payments in 2021, resulting from the divestitures of certain television stations related to our Acquisitions.

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 10 of 11

Reconciliation of Total Leverage Ratio, Net of All Cash (Unaudited):

Eight Quarters Ended
December 31, 2023
(in millions)
Net income	$379
Adjustments to reconcile from net income to operating cash flow as defined in our Senior Credit Agreement:
Depreciation	274
Amortization of intangible assets	401
Impairment of goodwill and other intangible assets	43
Non-cash stock-based compensation	42
Non-cash 401(k) expense	19
Loss on disposal of assets, net	19
Impairment of investments	47
Interest expense	794
Loss on early extinguishment of debt	3
Income tax expense	153
Amortization of program broadcast rights	85
Payments for program broadcast rights	(87)
Pension gain	(5)
Contributions to pension plan	(7)
Adjustments for unrestricted subsidiaries	45
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(2)
Transaction Related Expenses	9
Other	1
Operating Cash Flow, as defined in our Senior Credit Agreement	$2,213
Operating Cash Flow, as defined in our Senior Credit Agreement, divided by two	$1,107

December 31, 2023
Adjusted Total Indebtedness:
Total outstanding principal	$6,210
Letters of credit outstanding	5
Cash	(21)
Adjusted Total Indebtedness, Net of All Cash	$6,194

Total Leverage Ratio, Net of All Cash	5.60

Gray Television, Inc.
Earnings Release for the three-months and year ended December 31, 2023	Page 11 of 11